AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT


         Amendment No. 2 is made to that certain Employment Agreement dated July 1, 1991, as amended by Amendment No. 1 dated March 12, 1996 (as so amended, the "Employment Agreement"), between Conseco, Inc. (the "Company") and Donald F. Gongaware ("Executive").

         NOW, THEREFORE, in consideration of the mutual covenants contained herein and in the Employment Agreement, Company and Executive agree as follows:

1. Amendment to Section 6(e). Section 6(e) of the Employment Agreement, which relates to reimbursement of medical expenses, shall be amended by removing the words "Three Thousand Dollars ($3,000)" and replacing them with the words "Ten Thousand Dollars ($10,000)".

2.       Amendment to Section 12.   The   last   paragraph of Section  12 of the
         Employment Agreement shall be amended and restated in its entirety to read as follows:

                  In the event that Executive makes an election pursuant to this Section to receive a lump sum severance allowance of the amount described in clauses (a) and (b), then, in addition to such amount, he shall receive (i) in addition to the benefits provided under any retirement or pension benefit plan maintained by the Company, the benefits he would have accrued under such benefit plan if he had remained in the employ of the Company and such plan had remained in effect for 60 calendar months after his termination, which benefits will be paid concurrently with, and in addition to, the benefits provided under such benefit plan, and (ii) the employee benefits (including, but not limited to, coverage under any medical insurance and split-dollar life insurance arrangements or programs) to which he would have been entitled under all employee benefit plans, programs or arrangements maintained by the Company if he had remained in the employ of the Company and such plans, programs or arrangements had remained in effect for 60 calendar months after his termination; or the value of the amounts described in clauses (i) and (ii) next preceding. The amount of the payments described in the preceding sentence shall be determined and such payments shall be distributed as soon as it is reasonably possible.

3. Amendment to Section 13. Section 13 of the Employment Agreement shall be amended and restated in its entirety to read as follows:

         13.  Tax Indemnity Payments.  To  the  extent that any payments made to
         Executive pursuant to Section 11, 12  or  14  constitute   an   "excess
         parachute


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         payment", as such term is defined in Section 280G(b)(1) of the Internal
         Revenue Code, as amended (the "Code"), the Company shall pay to Executive an amount equal to (x) divided by (y), where (x) is the aggregate dollar amount of excise taxes Executive becomes obligated to pay on such "excess parachute payments" pursuant to Section 4999 of the Code and (y) is 1-[.2+ the maximum federal income tax rate for single individuals applicable for the year in which Executive receives the payment provided under this Section]; it being the intent of this Section that if Executive incurs any such excise tax, the payments to him shall be grossed up in full for such excise tax, so that the amount he retains after paying all federal income taxes due with respect to payments to him under this Agreement is the same as what he would have retained if Section 280G of the Code had not been applicable.

4. Except as modified by this Amendment No. 2 and any previous addenda or amendment not in conflict herewith, the parties confirm that the Employment Agreement remains in full force and effect in accordance with its terms.

         IN WITNESS WHEREOF, the Company and Executive have executed this Amendment No. 2 to be effective this 29th day of October, 1997.

                                              CONSECO, INC.



                                              By: /s/STEPHEN C. HILBERT
                                                 ---------------------------
                                                 Stephen C. Hilbert,
                                                 Chairman of the Board

                                                        "Company"


                                                  /s/DONALD F. GONGAWARE
                                                  ---------------------------
                                                  Donald F. Gongaware


                                                         "Executive"



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